Ed Litwak
12868 Via Latina
Del Mar, CA
(917)940-3000

January 26, 2007

Mark Schaftlein
Pacificap Entertainment Holdings, Inc.

Dear Mr. Schaftlein:

Please accept this letter as formal notification that I am hereby resigning as President of Pacificap Entertainment Holdings, Inc. I am also resigning from the Board of Directors effective immediately. I will work with you to make the necessary regulatory disclosures.

Sincerley,

Ed Litwak